PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-89355
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)



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                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company                   Ticker        Amounts         Market
     ---------------------------------------------      -------       --------      ---------
     Affymetrix, Inc.                                      AFFX            4          NASDAQ
     Alkermes, Inc.                                        ALKS            4          NASDAQ
     Amgen Inc.                                            AMGN          64.48        NASDAQ
     Applera Corporation--Applied Biosystems Group*         ABI            18           NYSE
     Applera Corporation--Celera Genomics Group*            CRA             4           NYSE
     Biogen IDEC Inc.                                      BIIB          26.95        NASDAQ
     Chiron Corporation                                    CHIR           16          NASDAQ
     Enzon Pharmaceuticals, Inc.                           ENZN            3          NASDAQ
     Genentech, Inc.                                       DNA            88           NYSE
     Genzyme Corporation                                   GENZ           14          NASDAQ
     Gilead Sciences, Inc.                                 GILD           32          NASDAQ
     Human Genome Sciences, Inc.                           HGSI            8          NASDAQ
     ICOS Corporation                                      ICOS            4          NASDAQ
     MedImmune, Inc.                                       MEDI           15          NASDAQ
     Millennium Pharmaceuticals, Inc.                      MLNM           12          NASDAQ
     QLT Inc.                                              QLTI            5          NASDAQ
     Sepracor Inc.                                         SEPR            6          NASDAQ
     Shire Pharmaceuticals Group p.l.c.                   SHPGY         6.8271        NASDAQ

     ---------------------
     * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.